UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2010, Global Cash Access, Inc. (“GCA”), a wholly-owned subsidiary of Global Cash Access Holdings, Inc., entered into an amendment of its written employment agreement with Scotts Betts, President and Chief Executive Officer, to reinstate certain benefits that were inadvertently discontinued when the employment agreement was previously amended on April 24, 2009. Specifically, GCA will reimburse Mr. Betts for all reasonable out-of pocket expenses that Mr. Betts incurs in the course of commuting from a residence outside of the Las Vegas metropolitan area to the corporate headquarters of GCA located in Las Vegas, Nevada. Such expenses include airfare, rental car, taxi and shuttle services as well as rent and utility expenses with respect to an apartment or other residence in the Las Vegas, metropolitan area. The reimbursement of such expenses shall be treated and reported as taxable income to Mr. Betts, and GCA will not provide any gross-up for the payment of any such taxes associated with or attributable to such expense reimbursements. This amendment is retroactive to March 1, 2009. The description of the amendment contained in this paragraph is qualified in its entirety by reference to the amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document
10.1	Amendment No. 3 to Employment Agreement with Scott Betts, dated March 26, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

By:	/s/ Scott Betts

Scott Betts, President and Chief Executive Officer

Date: March 31, 2010

EXHIBIT INDEX

Exhibit No.	Document
10.1	Amendment No. 3 to Employment Agreement with Scott Betts, dated March 26, 2010